Exhibit 99.1

DISH Network Places Offering of $1,500,000,000 in Senior Secured Notes

ENGLEWOOD, Colo.— January 17, 2023— DISH Network Corporation (“DISH Network”) (NASDAQ: DISH) today announced that it priced an offering of $1,500,000,000 aggregate principal amount of its 11.750% Senior Secured Notes due 2027 (the “Notes”). The Notes will be issued at an issue price of 102.000% of the principal amount. The net proceeds of the offering are intended to be used for general corporate purposes, including the buildout of wireless infrastructure. The Notes will be secured by certain assets of certain DISH Network subsidiaries.

The Notes are a further issuance of the $2,000,000,000 aggregate principal amount of 11.750% Senior Secured Notes due 2027 issued by DISH Network on November 15, 2022 (the “Initial Notes”). The Notes will form a single series with, have the same terms (other than their issue date and price to the public) and the same CUSIP number (except that the Notes that are issued pursuant to Regulation S will trade separately under a different CUSIP number until at least 40 days after the issue date of the Notes, subject to the terms of the Indenture and the applicable procedures of the depositary) as, and are expected to be fungible for trading purposes with, the Initial Notes. Following the completion of this offering, the aggregate principal amount of DISH Network’s 11.750% Senior Secured Notes due 2027 outstanding will be $3,500,000,000. The offering is expected to close on January 26, 2023 subject to customary conditions.

The Notes will only be offered and sold to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in accordance with Regulation S under the Securities Act. The Notes being offered have not been registered under the Securities Act or the securities laws of any other jurisdiction. The Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes; nor shall there be any sale of these Notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network expressly disclaims any obligation to update these forward-looking statements.